EXHIBIT 21


                     SUBSIDIARIES OF C&D TECHNOLOGIES, INC.



C&D Charter Holdings, Inc., incorporated under the laws of the State of Delaware

Charter Power F.S. Ltd., incorporated in the Islands of Bermuda

Power Convertibles Corporation Ireland Ltd., organized under the laws of Ireland

PCC Mexican Holdings, Inc., incorporated under the laws of the State of Delaware

PCC de Mexico, S.A. de C.V., organized under the laws of Sonora, Mexico

C&D Technologies de Mexico, S.A., de C.V., organized under the laws of Sonora, Mexico

C&D Acquisition Corp., incorporated under the laws of the State of Delaware

C&D Technologies (U.K.) Ltd., organized under the laws of the United Kingdom

C&D Technologies (HK) Ltd., organized under the laws of Hong Kong, China

C&D Technologies (Italia), S.r.l., organized under the laws of Italy

C&D Batteries Ltee, organized under the laws of Quebec, Canada

Shanghai C&D Battery Company, Ltd., joint venture organized under the laws of China


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